Exhibit 10.14

CONFIDENTIAL TREATMENT - Material marked with asterisks [* * * *] has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request forconfidential treatment.

FAST Company Confidential

Fast Search & Transfer, Inc. (hereinafter “FAST”) 117 Kendrick Street, Suite 100 Needham, MA 02494

FAST Data Search™ 360
PERPETUAL LICENSE AGREEMENT ORDER FORM

1. Order Details:

1.1. Customer Name and	Full Corporate Name FindWhat.com,
Address	Inc., a Delaware corporation

Customer Address: 5220 Summerlin
Commons Blvd., Suite 500

Ft. Myers, FL 33907

Shipping Address:

1.2. Customer Contact	Name of Technical Contact	Name of Support Contact
Details
	[Name]	[Name]

	Telephone: [number]	Telephone: [number]

	Email: [email]	Email: [email]

1.3. Product Name	Version:	Release:

	FAST Data Search™ 360	4.0

1.4. Licensed Software	Description:	License Fee(s) (in USD)

* * * *	* * * *	* * * *

1.5. Total Software	Description:
License Fee		$7,000,000 payable as
	Total fee accumulated from Section 1.4	described in 1.10 below

1.6. Customization Fee	Description: Customization provided	* * * *
under the terms of FAST’s Professional
Services Agreement

1.7. Total Software License Fee and Customization Fee	Description:
	The accumulated fee of Section 1.5, and 1.6 above.	$7,000,000

1.8. Annual Maintenance and Support Fee	Description:	* * * *
Premium Level (24x7) Support
(Includes 2 full time equivalents (FTEs) described in 1.10)

1.9. Reserved	Description:

1.10. Special Conditions	* * * *

FAST Company Confidential

2.   Contractual Documents and Priority of Documents:

The License Agreement consists of the following documents:
•	The Order Form
•	The attached Terms and Conditions including the following Schedules:
	o	Schedule A:	Product Description
	o	Schedule B:	Service Level Objectives
	o	Schedule B-1:	FAST SDK Support
	o	Schedule C:	Performance Criteria and Sizing Requirements
	o	Schedule D:	Customer Competitors
	o	Schedule E:	FAST Competitors
	o	Schedule F:	Escrow Agreement
	o	Schedule F-1:	Preferred Beneficiary Acceptance Form

In case of conflict or inconsistency between the Order Form and the Terms and Conditions, the Terms and Conditions shall take precedence. However, to the extent Special Conditions are spelled out in Order Form Section 1.10, those Special Conditions shall take precedence in case of inconsistency with the Terms and Conditions.

3.   Acknowledgement:

By signing this Order Form, Customer places an order for the Licensed Software identified above and the Customer also confirms agreement to all the terms and conditions of this License Agreement.

By signing this Order Form, FAST accepts the Customer’s order on the terms and conditions of this License Agreement. The date this License Agreement is signed by FAST shall be deemed to be the effective date (“Effective Date”) of the License Agreement.

For Customer:	For FAST:

Print name:	Print name:

Date:	Date:

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Terms and Conditions

1. Definitions

In this License Agreement the following words and expressions have the following meanings:

(1)	“Add-on Module” shall mean software module(s) that at any time may by added on to the Base Package as further described in Schedule A hereto;

(2)	“Affiliate” shall mean in relation to any party, any company or other legal entity, that is controlled by, controls or is under the common control with the party;

(3)	“Annual Maintenance and Support Fee” shall mean the amount identified as such in the Order Form;

(4)	“Base Package” shall mean the base package of Licensed Software as further described in Schedule A hereto;

(5)	“Capacity Increase” shall mean the additional capacity increase to the Licensed Software that may be obtained by a Customer during the term of this License Agreement, as set out in Schedule A hereto;

(6)	“Customer Competitor” shall mean an entity or its successor set forth on Schedule C.

(7)	“Documentation” shall mean all related user documentation and manuals, in whatever medium, regarding the proper installation and use of the Licensed Software;

(8)	”Effective Date” means the day and year written in the signature field for FAST in the acceptance section in the Order Form;

(9)	“Escrow Agent,” “Escrow Agreement,” and “Escrow Materials” shall have the respective meanings set forth in Section 2.

(10)	”FAST Competitor” shall mean an entity or its successor set forth on Schedule E.
(11)	“License Agreement” shall mean all contractual documents as defined in the Order Form;

(12)	“Licensed Software” shall mean licensed computer software identified as such in the Order Form together with the Documentation, including without limitation the Add-on Modules identified therein, the Software Developer’s Kit provided as part of the Developer’s License, and all Upgrades and Updates;

(13)	“Term” shall have the meaning set forth in Section 19 of the Terms and Conditions;

(14)	“Total Software License Fee” shall mean the aggregate fee set forth in Order Form Section 1.5;

(15)	“Upgrade” shall mean the release of a version of the Licensed Software containing major changes to the structure of the Licensed Software where important new features may be added. The change to an Upgrade will be recognized by an increase in value of the primary version number (e.g. version 3.x to be replaced by version 4.x);

(17)	“Update” shall mean the release of a version of the Licensed Software containing improvements and adjustments to the Licensed Software, however not including major structural changes and/or new important features. The change to an Update will be recognized by an increase in value of the secondary version number (e.g. version 3.0 to be replaced by version 3.1).

2. License Terms

FAST grants to the Customer a perpetual (except as otherwise provided herein), non-exclusive, non-transferable and non-sublicensable (except as provided herein) license (“License”) to use (i) the Licensed Software with any applications and platforms elected by Customer and supported by FAST, including, but not limited to algorithmic search, relevance automation, broad match linguistics,

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contextual placement solution, domain park URL parsing, in object code or other machine executable format and to distribute algorithmic search results derived from such use at Customer’s discretion and (ii) the Documentation, each during the Term and according to the terms and conditions set out herein. Customer may grant sublicenses to use the Licensed Software and Documentation to any of its Affiliates that are connected by stock ownership to a common parent corporation, if 80% or more of the voting power of the stock of such Affiliate is beneficially owned by the common parent corporation, provided that the sublicense of any such Affiliate shall terminate in the event that the Affiliate no longer meets the foregoing criterion.

Customer may make reasonable numbers of copies of the Licensed Software to run on servers of Customer and its sublicensed Affiliates, wherever located, and for quality assurance, testing, hot-standby, back-up or archival purposes, provided that any copy contains all of the original Licensed Software’s proprietary notices. Customer may not: (i) permit other entities or individuals to use the Licensed Software except under the terms listed herein, (ii) modify, translate, reverse engineer, decompile, disassemble (except to the extent applicable laws specifically prohibit such restriction and provided that Customer has first requested from FAST the tools necessary to create interoperable programs), or create derivative works based on the Licensed Software, (iii) copy the Licensed Software (except as specified herein), (iv) export, directly or indirectly, the Licensed Software to any person or entity outside the United States in violation of applicable U.S. export laws, (v) sell, rent, lease, or otherwise transfer rights to the Licensed Software, (vi) remove any proprietary notices or labels on the Licensed Software, (vii) separate, remove or replace any components of the Licensed Software provided by third parties (“Component Software”); use any Component Software independently of the Licensed Software; or use the Licensed Software without the Component Software.

Notwithstanding the foregoing restrictions on use, Customer may use two copies of the Licensed Software and the Software Developer’s Kit included therewith to develop and test custom modifications and enhancements to the Licensed Software, and may use and sublicense such enhancements (e.g., connectors and applications) to the same extent as the Licensed Software. This also includes support for developers in accordance with Schedule B-1 for so long as the customer is subscribing to Maintenance and Support hereunder. Customer may request additional copies for development purposes, and FAST shall provide Customer with such copies unless FAST has good reason not to do so.

The parties agree that it is not the intent of the parties that Customer create any derivative works from the Licensed Software and that the creation of applications and connectors (“Customer Works”) by Customer, whether alone or with FAST input, in connection with interfaces between the Licensed Software and other Customer products, shall not be deemed to be derivative works hereunder, but shall be owned by Customer.

Notwithstanding anything to the contrary herein, FAST further grants to Customer a license to use the Escrow Materials (as defined below) delivered pursuant to a certain Master Preferred Escrow Agreement, dated December 13, 2001, by and among DSI Technology Escrow Services, Inc. (the “Escrow Agent”) and FAST (the “Escrow Agreement”), attached hereto as Schedule F to make modifications and create derivative works of the Escrow Materials for the sole purpose of continuing the benefits afforded to Customer under this Agreement. FAST represents and warrants that the escrowed source code shall include all then-current source code for all Licensed Software except the Component Software, together with all documentation as would be necessary to enable a reasonably skilled programmer to maintain such software and descriptions of all compilers, assemblers, and other computer programs and related documentation and other materials that are necessary or useful to use, modify, and prepare derivative works from such source code (collectively, the “Escrow Materials”). So long as Customer is subscribing to Maintenance and Support, FAST will promptly update such escrowed source code and other materials with all source code and other materials for Updates and Upgrades, and any patches or bug fixes, all of which shall be deemed to be a part of the Escrow Materials. On or before the execution of this Agreement, Customer, FAST and the Escrow Agent will enter into a Preferred Beneficiary Acceptance Form, in the form

FAST Company Confidential

attached hereto as Schedule F-1, and upon such execution Customer shall become a party to the Escrow Agreement, which shall become a part of this Agreement. If the Escrow Agreement is terminated, then Customer and FAST will promptly enter another escrow agreement that is materially similar to the Escrow Agreement for the purpose of continuing the benefits afforded to Customer under this Agreement. Upon any release of the source code to Customer pursuant to the Escrow Agreement, FAST will refund to Customer a portion of any prepaid Maintenance and Support fees for the balance of the then current Maintenance and Support term, prorated on a monthly basis.

3. Installation of Upgrade and Update

The Terms and Conditions of this License Agreement shall apply to the initial copy of the Licensed Software as well as to any Upgrade or Update to the Licensed Software subsequently delivered to Customer. Customer must destroy all previous copies of the Licensed Software, however duplicated or archived, within one year of installation of the Upgrade or Update. If the Upgrade or Update is to a Component Software of the Licensed Software, it may be used only as part of the single Licensed Software package and may not be separated for individual use.

4. Maintenance and Support

Customer shall purchase maintenance and support services from FAST with respect to all software licensed hereunder for a three year term as set forth in the Order Form, which may thereafter be extended at the option of the Customer for successive one year terms, subject to the last paragraph of this Section 4. The Annual Maintenance and Support Fee entitles customer to the Support services described in Schedule B and the following maintenance services: (i) notification of and access to FAST software patches and documentation released by FAST; and (ii) notification of and access to Updates and Upgrades. Maintenance services do not include the provision of any newly developed modules, released by FAST after the Effective Date that include significantly different features and functionality, and which are packaged and marketed as separate modules.

The Annual Maintenance and Support Fee for the first 12 months following the Effective Date is due and payable as set forth in the Order Form.

FAST will provide the Premium levels of support as set forth in Schedule B.

The Annual Maintenance and Support Fee for each subsequent 12 month period shall be due and payable an the commencement of such period as set forth in the Order Form, unless Customer notifies FAST in writing sixty (60) days in advance of the beginning of such period that Customer desires to terminate maintenance and support. If Customer terminates maintenance and support, FAST shall be under no obligation to resume providing such services to Customer under any circumstances.

If Customer licenses new Add-on Modules or, in the event of a Change in Control, Capacity Increases, effective on any date other than the Effective Date or any anniversary thereof, the Annual Maintenance and Support Fee for such Add-on Modules or Capacity Increases shall be pro-rated for the remainder of the year in question.

Under no circumstances will FAST be responsible for supporting or correcting any errors in the Licensed Software resulting from any modifications made to the Licensed Software by Customer, and FAST will not be liable for any loss or damage of any nature directly or indirectly caused by such modifications. Customer must install Updates that contain bug-fixes in order to receive Maintenance and Support, provided that such Updates do not adversely and materially affect the performance or functionality of the Licensed Software.

FAST may, at its sole discretion, cease providing Maintenance and Support for any prior version of the Licensed Software twelve (12) months after an Upgrade is made available.

Except during the initial three year Maintenance and Support term, at such time as FAST decides to cease maintaining and supporting the Licensed Software for its entire customer base, FAST may cease providing Maintenance and Support two years after such decision is communicated by written notice to Customer.

5. License Fees

The Total Software License Fee shall be paid as set forth in the Order Form.

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5.2. Future Purchases

Customer may purchase additional Base Packages, Add-on Modules, Maintenance and Support, other products and services for a price and on terms no less favorable to Customer than offered or sold by FAST to any other customer for similar products or services at the time of purchase, or has offered or provided within the 6 months preceding the purchase.

6. General Payment Conditions

Payment of Total Software License Fee, Annual Maintenance and Support Fee and any other fees shall be made by electronic wire transfer to a bank account to be designated in writing by FAST. Any invoices shall be due and payable within 28 days of the invoice date.

Overdue payments shall bear interest at the rate of 12% annually, or the maximum permitted by applicable law, whichever is less, and Customer shall reimburse FAST for all costs FAST incurs attempting to recover payments due.

All fees, of whatever kind, are exclusive of all sales taxes, use taxes, value added taxes and any other similar taxes imposed by any federal, state, provincial or local governmental entity on the transactions contemplated by this Agreement, excluding taxes based upon FAST’s net income. When FAST has the legal obligation to pay or collect such taxes, the appropriate amount shall be invoiced to and paid by Customer unless Customer provides FAST with a valid tax exemption certificate authorized by the appropriate taxing authority.

In the event that any withholding taxes or any other similar taxes are imposed by any federal, state, provincial or local governmental entity on the transactions contemplated by this License Agreement Customer shall pay such taxes in such amounts as are necessary to ensure that FAST receives the full amount of the then due fees.

7. Delivery and Installation.

FAST shall deliver and install one copy of the Licensed Software to Customer, including software keys to enable use of the Licensed Software, unless otherwise expressly stated in the Order Form. The Licensed Software as delivered and installed shall meet the

Performance Criteria set forth on Schedule C

8. Audit Right

In the event there is a Change of Control, FAST or its designee shall have the right to have a reputable third party inspect Customer’s data processing systems and records for the sole purpose of verifying that Customer is complying with the “Capacity Cap” as defined in the Order Form, and determining whether Customer has complied with these Terms and Conditions and reporting its findings to FAST. Such inspections will be made on not less than ten (10) days written notice, during regular business hours. If the inspection reveals an underpayment to FAST of license fees, the Customer shall pay to FAST the deficit. FAST shall bear the expense of such inspection unless the inspection reveals license fees that vary more than five percent (5%) from the license fees paid to FAST, in which case the Customer shall bear the costs associated with the inspection.

9. Limited Warranty

9.1     FAST is the owner or licensee of all intellectual property rights in and to the Licensed Software and there is no pending or, to the best of FAST’s knowledge threatened, litigation against FAST which could materially impact upon its ability to perform its obligations under this License Agreement.

9.2     FAST has full power and right to license the Licensed Software and perform all other terms of this License Agreement, and the use of Licensed Software, or the exercise of the licenses granted hereunder, will not violate or interfere with the intellectual property or contractual rights of any third party, including without limitation, those rights arising under copyright, trademark, trade secret or patent law, provided, however that FAST shall not be liable for breach of representation and warranty if a violation or interference occurs by reason of content supplied by Customer content owners, end users or other third parties.

9.3     FAST warrants that, for a period of ninety (90) days from the Effective Date, the CD or other media on which the Licensed Software is furnished (“Media”) shall be free from defects in materials and workmanship under normal use and service.

FAST Company Confidential

9.4     In the event that such media is proven to be defective, FAST’s entire liability and Customer’s sole and exclusive remedy shall be to promptly replace the media or such part of the media not meeting FAST’s limited warranty, provided that Customer returns the media or such part of the media to FAST.

9.5     FAST represents and warrants that the Licensed Software shall conform in all material respects to the Documentation and Schedule A and the Performance Criteria set forth in Schedule C for a period of one year from the Effective Date. In the event of any breach of the warranty set forth in this Section 9.5, FAST shall promptly modify the Licensed Software so that the Licensed Software conforms in all material respects to the Documentation, Schedule A and Schedule C, and failing that, will refund to Customer all amounts paid hereunder upon return of the Licensed Software. The foregoing shall be Customer’s sole remedy for a breach of the warranties contained in this Section 9.5.

9.6     No “back door,” “lockout,” “time bomb,” “drop dead device,” restraint, monitoring, logging or disabling code or similar devices that may be activated or used by FAST are incorporated or present within the Licensed Software. Further, FAST shall use commercially reasonable efforts to ensure that the Licensed Software, when delivered to Customer is free of computer viruses, worms and other malicious code that may potentially interfere with Customer’s use of the Licensed Software or damage or compromise any computer systems or networks on which it is operated.

9.7     All services provided by FAST to Customer, including Maintenance and Support services, will be provided in a workmanlike manner and with professional diligence and skill.

9.8     FAST shall have no obligation or other liability with regard to any error or non compliance with the warranties set forth above that is caused, in whole or in part by; (a) modifications or alterations to the Licensed Software made by the Customer; (b) use of the Licensed Software by the Customer other than as contemplated herein; (c) products or services not provided by FAST; (d) the negligence or willful misconduct of Customer; (e) the Customer’s implementation and installation of the Licensed Software other than in accordance with instructions furnished by FAST; or (f) electrical malfunction. FAST shall have no liability to the Customer under this license agreement, or otherwise, by reason of content supplied by the Customer, content owners, end users or other third parties.

10.   Indemnification

10.1     FAST agrees to promptly defend, indemnify and hold Customer and its directors, officers, employees, Affiliates, agents and advisors (hereinafter called collectively the “FWHT Indemnitees”) harmless from and against, and pay or reimburse the FWHT Indemnitees for, any and all third party claims and resulting liabilities, obligations, fines, costs, expenses, charges, royalties, proceedings, deficiencies, or damages, including, without limitation, reasonable attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights thereunder (hereinafter called collectively the “Losses”), resulting from or arising out of (i) an actual or alleged violation or breach by FAST of its representations and warranties under Sections 9.1 or 9.2, or (ii) bodily injury to any person or damage to personal property arising out of the negligent acts or omissions of FAST, its employees, agents or subcontractors. The indemnification obligations set forth in this Section 10.1 shall survive as long as this License Agreement is in effect.

10.2     If in the case of any third party claim of the sort described in Section 10.1(i) above, the use of the Licensed Software is determined in a final, non-appealable court order to constitute an infringement of any intellectual property or contract right of any third party or its use is enjoined or restrained, or if in respect of any claim of infringement or violation of any intellectual property or contract right of any third party, FAST deems it advisable to do so, FAST will at its expense use commercially reasonable efforts to (i) procure the right for Customer to continue to use in accordance with the terms of this Agreement the Licensed Software, or (ii) replace the same with a noninfringing equivalent, or, if remedies (i) or (ii) are not available, (iii) terminate the license granted hereunder and give Customer a pro-rata refund of the license fee paid for the Licensed Software, calculated on the basis of straight line depreciation over five years, provided doing so shall not relieve FAST of its indemnity or other obligations hereunder resulting from such infringement.

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10.3     Customer shall provide written notice to FAST of any Loss in respect of which FAST may be liable under Section 10.1 (hereinafter called an “Indemnification Notice”), but Customer’s failure to provide such notice or delay in providing such notice shall not relieve FAST of its obligations under this Section 10 unless such failure or delay results in the forfeiture FAST’s right to defend the claim. Such Indemnification Notice will be dispatched by the Customer as soon as reasonably practicable after receipt by the Customer of notice of any Loss, but in no event later than 30 days after the Customer’s discovery of such Loss. The Indemnification Notice will (i) reference this Agreement and (ii) set forth in reasonable detail the facts and circumstances justifying such claim.

FAST will pay for any Loss promptly in cash once its responsibility has been finally determined. Customer will permit FAST at FAST’s option and expense, to assume the defense of such claim and to settle or otherwise dispose of the same; provided, however, that Customer may in its discretion and at its expense at all times participate in such defense by counsel of its own choice, but the fees, expenses and other charges of such counsel will be for the account of Customer, unless: (i) the employment of counsel by Customer has been authorized in writing by FAST, (ii) there is a conflict or potential conflict (based on advice of counsel to the Customer reasonably acceptable to FAST) between any claim or defense of Customer and FAST, or (iii) unless FAST has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of this commencement of the action; and provided further that Customer will be entitled to control such defense jointly with FAST in the case of any litigation referred to in clause (ii) of the immediately preceding proviso to this sentence.

FAST will not, in defense of any such claim, except with the prior written consent of the Customer, enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to the Customer a release of all liabilities in respect of such claim.

 11.     Disclaimer of Warranties

EXCEPT AS STATED IN SECTION 9, FAST AND ITS LICENSORS AND SUPPLIERS MAKE NO WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE LICENSED SOFTWARE OR THE USE OR OPERATION THEREOF AND SPECIFICALLY DISCLAIM THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12.     Limitation of Liability

Except with respect to claims relating to breach of the confidentiality provisions herein, intellectual property infringement, use of the software by Customer outside of the scope of the license granted herein, and FAST’s indemnification obligations under Section 10, under no circumstances shall either party’s aggregate liability to the other party arising out of or related to this License Agreement exceed the lesser of (i) the aggregate fees due or paid to FAST from Customer at the time of such Party’s claim or (ii) the actual damages sustained by such party, regardless of whether any action or claim is based on warranty, contract, tort or otherwise. Each party hereby releases the other party from all obligations, liability, claims or demand in excess of this limitation.

Neither FAST nor its licensors and suppliers, nor Customer, shall be liable for any special, indirect, incidental, or consequential damages, including, but not limited to, any loss of revenues, lost profits, loss of or inaccuracy of data, or lost or interrupted business, however caused and whether based in tort (including negligence), contract, or any other theory of liability, even if such entity has been advised of the possibility of such damages.

This limitation of liability shall apply to the maximum extent permitted by law.

13. Customer’s Representations and Warranties

Customer represents and warrants that it has the right to enter into this License Agreement, that Customer is a corporation duly organized and existing (and in good standing) under the laws of the country or state of its incorporation and has the power and authority (corporate or otherwise) to execute and deliver this License Agreement.

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14.     Title

Title, ownership rights, and any and all intellectual property rights in and to the Licensed Software shall remain in FAST and/or its licensors and suppliers. The Licensed Software is protected by copyright laws and international copyright treaties. Title, ownership rights, and intellectual property rights in and to the content accessed through the Licensed Software is the property of the applicable content owner and may be protected by applicable copyright or other law. This License Agreement gives Customer no rights to such content. Except as expressly provided herein, all right, title and interest in and to the Licensed Software remains with FAST and its licensors and suppliers.

15.     U.S. Government-Restricted Rights

The Licensed Software is a "commercial item" as that term is defined in 48 CFR 12.101 (Oct. 1995), consisting of "commercial computer software" and "commercial computer software documentation" as such terms are used in 48 CFR 12.212 (Sept. 1995). Consistent with 48 CFR 12.212 and 48 CFR 227.7202-1 through 227.7202-4 (June 1995), all U.S. Government End Users acquire the Software with only those rights explicitly set forth herein.

16.   Reserved

17.     Press Releases and Other Promotions

The parties may publish press releases concerning the existence of this License Agreement and the non-financial terms hereof with the other party’s written consent. Otherwise no public statements concerning the existence or terms of the License Agreement will be made or released to any medium except with the prior approval of both parties or as required by statute or regulation. FAST is required to disclose the existence of the transaction contemplated hereby to the Oslo Stock Exchange; FAST agrees that such disclosure shall not include Customer’s identity and that it will obtain the prior approval fro Customer for such disclosure, such approval not to be unreasonably withheld.

FAST acknowledges that Customer intends to file a current report on Form 8-K with the Securities and Exchange Commission (“SEC”) concerning the entry into this agreement, and that Customer may file a copy of this agreement with such report or other periodic reports under the Securities Act of 1934 filed by Customer. Customer shall request confidential treatment of any information that is determined by Customer’s legal counsel to be exempt from public disclosure under applicable SEC rules.

18.     Confidential Information

During the term of this License Agreement and thereafter, each party will use and reproduce the other party’s Confidential Information only for the purposes of this Agreement and will restrict disclosure of the other party’s Confidential Information to its employees, accountants, attorneys, consultants, advisors, Affiliates and employees of Affiliates, with a need to know who are under a binding obligation to comply with the restrictions set forth in this Section 18 and will not disclose the other party’s Confidential Information to any third-party without the prior written approval of the other party. Notwithstanding the foregoing, it will not be a breach of this License Agreement for either party to disclose Confidential Information of the other party if required to do so under law or in a judicial or other governmental investigation or proceeding, provided that the other party has been given prior notice and the disclosing party has soug ht all available safeguards against widespread dissemination prior to such disclosure.

As used in this License Agreement, the term “Confidential Information” refers to: (i) the prices set forth in this License Agreement; (ii) each party’s trade secrets, business plans, strategies, methods and/or practices; (iii) any other information relating to either party or its business that is not generally known to the public, including but not limited to information about either party’s personnel, products, customers, marketing strategies, services, pricing or future business plans. Notwithstanding the foregoing, the term "Confidential Information" specifically excludes (A) information that is now in the public domain or subsequently enters the public domain by publication or otherwise through no action or fault of the other party; (B) information that is known to either party without restriction, prior to receipt from the other party under this License Agreement, from its own independent sources as evidenced by such party’s w ritten records, and which was not acquired, directly or indirectly, from the other party; (C) information that either party receives from any third party

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reasonably known by such receiving party to have a legal right to transmit such information, and not under any obligation to keep such information confidential; (D) information independently developed by either party’s employees or agents provided that either party can show that those employees or agents had no access to the Confidential Information received hereunder; and (E) information that the receiving party is required to disclose by law or court order.

19. Term and Termination

19.1. Term

This License Agreement will become effective on the Effective Date and will remain in effect with a perpetual term unless and until terminated in accordance with the following paragraph.

19.2. Termination

Either party may terminate this License Agreement forthwith if the other party materially defaults under this License Agreement and fails to cure such default within 45 days after receipt of written notice of such default from the other party.

In lieu of termination under the preceding paragraph, in the event FAST materially defaults under this License Agreement and fails to cure the default within the time therein provided, Customer shall have the option to declare a breach but not to terminate this License Agreement, and proceed to exercise any rights at law or in equity available to Customer.

A party may terminate this License Agreement forthwith if the other party becomes insolvent, files a petition for bankruptcy, or makes an assignment for the benefit of the creditors, or a receiver or trustee is appointed for the other party or its business, or bankruptcy, insolvency or reorganization proceedings are instituted by or against the other party, and such insolvency or proceedings are not resolved or dismissed within ninety (90) days or their occurrence or filing.

In the event that FAST should file a petition under bankruptcy laws, or that an involuntary petition shall be filed against FAST, and Customer does not exercise its right to terminate this Agreement, the parties intend that Customer shall be protected in the continued enjoyment of its rights as Customer hereunder and under the Escrow Agreement to the maximum feasible extent including, without limitation, if it so elects, the protection conferred upon licensees under Section 365(n) of Title 11 of the U.S. Code, or any similar provision of any applicable law. FAST agrees that it will give Customer reasonable prior notice of the filing of any voluntary petition, and prompt notice of the filing of any involuntary petition, under any bankruptcy laws.

19.3. Results of Termination

All Licenses granted herein shall become null and void upon the termination of this License Agreement. Following the termination of this License Agreement, for whatever reason, Customer shall return to FAST any and all software program documentation or any other materials, copies or reproductions of the foregoing, relating to the Licensed Software, and Upgrade(s), Update(s) and enhancements thereto. Further, upon termination of this License Agreement, both parties shall promptly, and in any event within 60 days following termination, return to the other party all other property and Confidential Information belonging to the other, in all forms partial and complete, in all types of media and computer memory, and whether or not merged with other materials, or to the extent such return is not reasonably practical, will destroy the foregoing and provide the originating party with a certificate by an officer of the company certifying destruction.

20. Force Majeure

Neither party shall be liable to the other for any delay or non-performance of its obligations hereunder in the event and to the extent that such delay or non-performance is due to an event of Force Majeure.

Events of Force Majeure are events beyond the control of the party which occur after the time of signing of this License Agreement and which were not reasonably foreseeable at the time of signature of this License Agreement and whose effects are not capable of being overcome without unreasonable expense or loss of time to the party concerned. Events of Force Majeure shall include (without being limited to) war, acts of government, natural disasters, fire and explosions.

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21. Independent Contractors

Nothing in this License Agreement shall create, evidence or imply any agency, partnership or joint venture between the parties. Neither party shall act or describe itself as the agent of the other nor shall it represent that it has any authority to make commitments on the other’s behalf.

22. Severability

If any provision of this License Agreement is declared by any judicial or other competent authority to be void, voidable, illegal or otherwise unenforceable then the remaining provisions of this License Agreement shall continue in full force and effect. The judicial or other competent authority making such determination shall have the power to limit, construe or reduce the duration, scope, activity and/or area of such provision, and/or delete specific words or phrases as necessary to render such provision enforceable.

23. Assignment

Neither Party may assign or transfer this Agreement, in whole or in part, without the other Party’s written consent except (i) in the event of a Change of Control of the Party (as defined below), or (ii) in the case of Customer, to an Affiliate to whom Customer is permitted to sublicense the Licensed Software under Section 2. Any attempted assignment or transfer in violation of this Section will be null and void. “Change of Control” means, with respect to a Party: (a) the direct or indirect acquisition of either (i) the majority of voting stock of such Party, (ii) all or substantially all of the assets of such Party, by another entity in a single transaction or a series of transactions or (iii) the business of a Party that is the subject matter of this Agreement; or (b) the merger of such Party with another entity where the other entity retains voting control of the Party after the merger. Subject to the foregoing restrictions, this Agreement shall inure to the benefit of the successors and permitted assigns of the Parties.

In the event of an assignment by virtue of a Change of Control of FAST, if such FAST successor is a Customer Competitor, then Customer may terminate this License Agreement by written notice (the “Assignment Termination

Notice”) to FAST not earlier than 60 days after the assignment. In the Assignment Termination Notice, Customer may also elect to continue to use the Licensed Software for a period of up to 12 months after the assignment under the terms of this License Agreement, including receiving Maintenance and Support if Customer is then current in its payment therefore and if FAST is then providing Maintenance and Support to its Licensed Software customer base. If Customer does elect to terminate this Agreement as set forth in this section, FAST shall give Customer a pro-rata refund of (i) the Total Software License Fee paid on the basis of straight line depreciation over five years, calculated to the end of the period during which Customer is using the Licensed Software (i.e., if the Customer elects to continue the use for the 12 month period, that pe riod shall be taken into account to calculate the proration) and (ii) the most recently paid Maintenance and Support Fee, pro-rated to reflect the time remaining in the then-current Maintenance and Support Term, also calculated to the end of the period during which Customer is using the Licensed Software (provided that if there are less than 6 months remaining in such term and Customer has elected to use the Licensed Software beyond the then current Maintenance and Support term, Customer shall pay for the additional months of on a prorated basis). For example, if Customer elects to terminate the Agreement 12 months after the Effective Date and to continue use of the Licensed Software for an additional 6 months after FAST’s assignment of the Agreement, Customer would have used the Licensed Software for 18 months out of a 60 month amortization and would be entitled to a refund of 42/60 of the Total Software License Fee (to the extent paid in accordance with this Agreement).

In the event of an assignment by virtue of a Change of Control of Customer, if such successor is a FAST Competitor, then FAST may terminate this License Agreement by delivering an Assignment Termination Notice to Customer not earlier than 60 days of the Assignment. If FAST does elect to terminate this Agreement as set forth in this section, FAST shall give Customer a pro-rata refund of (i) the Total Software License Fee paid on the basis of straight line depreciation over five years, calculated to the end of the period during which Customer is using the Licensed Software and (ii) the most recently paid Maintenance and Support Fee, pro-rated to reflect the time

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remaining in the then-current Maintenance and Support Term.

24. Counterparts

This License Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

25. Notices

Except as may be otherwise provided herein, all notices, requests, demands, waivers and other communications made pursuant to this License Agreement shall be in writing and shall be conclusively deemed to have been duly given upon receipt: (i) if delivered by hand or (ii) if delivered by DHL or similar internationally recognized overnight courier or (iii) if delivered by certified mail return receipt requested.

Notices are to be sent to FAST to the address at stated on top of the Order Form, Attn. Legal Department. A copy of the notice shall be sent to Fast Search & Transfer Inc., Attn. Legal Department, 117 Kendrick Street, Suite 100, Needham, MA 02494, USA, facsimile +1 781 304 2410. Notices to the Customer are to be sent to the address set out in the Order Form.

26. Choice of Law and Forum

This License Agreement, its interpretation, performance or any breach thereof, will be construed in accordance with, and all questions with respect thereto will be determined by, the laws of the Commonwealth of Massachusetts.

27. Miscellaneous

This License Agreement represents the complete agreement concerning the subject matter hereof and supersedes all prior agreements and representations between the parties.

No pre-printed terms in any purchase order issued hereunder shall be of any force or effect. This License Agreement may only be amended in writing, executed by both parties.

28. Survival

All terms of this License Agreement that by their

nature extend beyond its termination remain in effect until fulfilled, and apply to respective successors and assigns.

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Schedule A
FAST Data Search Product Description

FAST Data Search ™ 360 Base Package

Product includes:

•	FAST Data Search Product Line Technology (defined below)
* * * *

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     Schedule B
Service Level Objectives

FAST Data Search Support

This Schedule sets forth the interface between FAST and Customer regarding the resolution of problems with FAST Licensed Software.

Annual Maintenance and Support Fee(s) shall entitle the Customer to the maintenance services described in the Terms and Conditions as well as telephone, e-mail and Web-based support as defined in this Schedule. By way of example, The Annual Maintenance and Support fee does not include on-site technical support, training, professional services or related travel expenses.

A.     Customer’s Responsibilities

1.     Before any service request is made to FAST, Customer shall attempt to identify the cause of the given problem.

2.     If during the course of this process, a technical problem is isolated that is related to the FAST Licensed Software, then Customer shall notify FAST Technical Product Support as set out below.

3.     Only Customer personnel whose name, department, location, e-mail address and phone number have been provided to FAST by email shall be permitted to contact FAST Technical Product Support. Customer may designate up to three such individuals.

B.      When and How to Make Requests for Problem Resolution

1.     All subscribers have 24x7 access to an automated e-mail reporting service through which support requests are logged and Ticket (ID)s issued within thirty minutes.This service can be reached at fds-support@fastsearch.com.

2.     In cases where Customer is not able to reach FAST Technical Product Support via e-mail, receives no replies from FAST or when Customer is a subscriber to standard level support and has critical problems that must be addressed urgently, Customer can also call the following numbers that may be staffed by non-technical personnel of FAST or a third party contractor of FAST:

Phone: +1 781 304 2458 (M-F, 8 a.m. to 5 p.m. Eastern Time, excluding U.S. holidays)
Phone: +47 23 01 12 (M-F, 8 a.m. to 5 p.m. Central European Time, excluding Norwegian holidays)

3.      Subscribers to premium level support also have access to an Emergency Telephone Hotline that is available 24x7x365 for Severity 1 issues only. This hotline, the telephone number for which will be provided to such subscribers after execution of the License Agreement, must be used when reporting Severity 1 problems to FAST.

4.      FAST Technical Product Support is available for the resolution of specific technical problems only; customers with non-technical issues should contact their account manager. Customers interested in increasing their general knowledge about how to utilize FAST Data Search are encouraged to enroll in one of FAST’s educational programs.

C.     When and How FAST will Respond to Requests for Problem Resolution

1.      A knowledgeable FAST support engineer will respond to Customer’s request for problem resolution based on the case severity level, as described below.

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Support Response Objectives

Case Severity	Standard Support	Premium Support

1	Within 2 hours after logging the issue, provided	Within 1hour after logging the issue and
	the issue is reported between 9:00 CET and	calling the emergency hotline.
23:00 CET (i.e., between 3:00 am EST and 5:00
pm EST) Monday through Friday excluding
holidays.
Issues reported after the above hours will be
responded to the following business day.

2	Within 2 working days after logging the issue.	Within next working day after logging the
issue.

3	Within 1 working week after logging the issue.	Within 1 working week after logging the
issue.

2.       Problem Resolution

Resolution will consist of either a Work Around, an Interim Solution or a Permanent Solution. Problems that require an Interim Solution will be considered resolved when the test used to reproduce the problem demonstrates the corrected behavior. Note: FAST is not responsible for resolving problems arising from errors in equipment or software not provided by FAST or errors made by individuals who are not FAST employees or contractors.

3.	Resolution Objectives

Case Severity	Work Around	Interim Solution	Permanent Solution

1	Standard Support:	Standard Support:	Standard Support:
	Provided within 5 working	Provided within 2 working	Included in next release.
	days.	weeks if no Work Around is
possible.
Premium Support:
	Premium Support:	Premium Support:	Included in next release.
	Provided within 48 hours.	Provided within 1 working
week if no Work Around is
possible.

2	Standard Support:	Standard Support:	Standard Support:
	Provided within 2 working	Provided within 1 working	Included in next release.
	weeks.	month.
Premium Support:
	Premium Support:	Premium Support:	Included in next release.
	Provided within 1 working	Provided within 1 working
	week.	month.

3	Next release.	N/A	When deemed feasible by FAST.

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4.      Severity Definitions

Severity	Description
Level

1	A Severity 1 problem exists if any FAST Licensed Software or major function thereof is (i) inoperative, or (ii) is experiencing terminable/intermittent problems that is having a significant impact on the Customer’s ability to use the FAST Licensed Software.

2	A Severity 2 problem exists if functionality of the FAST Licensed Software is found to be defective or absent, or contains a problem that renders FAST Licensed Software difficult, but not impossible to use.

3	A Severity 3 problem exists if the customer experiences a non-critical degradation of performance,or experiences minor problems that need correction in either FAST Licensed Software or the relevant FAST product manuals

5.      Escalation within FAST

Once FAST Technical Product Support is notified as above, the FAST support organization will be notified and will start verifying the problem. Once the problem is verified by the FAST support organization, the request will be handed over to product development if no resolution is immediately available.

The assigned support engineer follows up the issue internally within FAST and will according to the resolution objectives set forth above attempt to send out work-around and Interim or Permanent Solutions.

D.     Definitions

“Bug” means any error, problem, or defect resulting from (a) an incorrect functioning of the FAST Licensed Software or (b) an inconsistency between the FAST Licensed Software behavior and the Documentation.

“Interim Solution” means a short-term code-fix delivered as a hot fix or a patch from FAST to the customer.

“Permanent Solution” means, an Update of the FAST Licensed Software in which the problem has been resolved to conform to the FAST Licensed Software specification contained in the Documentation.

“Reproducible Test Case” means a test case that demonstrates in a small code sample, usually less than 100 lines, or in a detailed text format, the specific syntax or case that causes the problem. The test case must demonstrate the inconsistencies with the FAST Licensed Software Documentation.

“Work Around” means a temporary solution to a problem. A Work Around will be replaced with a Permanent Solution unless otherwise agreed to by Customer.

Other capitalized terms have the meanings assigned to them in the License Agreement.

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     Schedule B 1
FAST SDK Support

FAST SDK Support

This Schedule sets forth the interface between FAST and the Customer regarding the resolution of problems with FAST Data Search Software Development Kit (SDK).

The FAST Data Search Software Development Kit (SDK) is a toolbox containing all APIs related to FAST Data Search as well as relevant development tools and code/application examples.

By way of example, SDK Support does not include on-site technical support, training, professional services or related travel expenses.

A.     Customer’s Responsibilities

1.     Before any service request is made to FAST, Customer shall attempt to identify the cause of the given problem.

2.      If during the course of this process, a technical problem is isolated that is related to the FAST SDK, then Customer shall notify FAST SDK Support as set out below.

3.     Only Customer personnel whose name, department, location, e-mail address and phone number have been provided to FAST by email shall be permitted to contact FAST SDK Support.

B.     When and How to Make Requests for Problem Resolution

1.     All subscribers have 24x7 access to an automated e-mail reporting service through which support requests are logged and Ticket (ID)s issued within thirty minutes. This service can be reached at sdk-support@fastsearch.com

2.     In cases where Customer is not able to reach FAST SDK Support via e-mail or receives no replies from FAST, Customer can also call the following numbers that may be staffed by non-technical personnel of FAST or a third party contractor of FAST:

Phone: +1 781 304 2458 (Served during standard EST business hours)
Phone: +47 23 01 12 (Served during standard CET business hours)

3.     FAST SDK Support is available for the resolution of specific technical problems with the FAST SDK only; support of FAST Data Search is governed by the terms of Schedule B; FAST is not responsible for resolving problems arising from errors in equipment or software not provided by FAST or errors made by individuals who are not employees or contractors of FAST.

4.     Customers with non-technical issues should contact their FAST account manager.

5.     Developers interested in increasing their general knowledge about how to utilize FAST SDK are strongly encouraged to enrol in FAST University’s Software Developer Certification track.

C.     When and How FAST will Respond to Requests for Problem Resolution

1.     Support requests will be handled in the order received.

•	Average time to respond to requests for support = 1 business day from time request was acknowledged by FAST

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Customer can track its current FAST SDK questions and incidents via FAST’s web-based ticket tracking system at https://www.ticket.fast.no

Escalation

If bugs logged to FAST SDK support cannot be resolved by the SDK support team, they will be escalated to FAST SDK development team. FAST SDK development team will provide status feedback.

SDK updates can be but are not limited to the following methods:

•	Delivery of an SDK patch

•	Inclusion of a fix in next FAST SDK release with schedule provided to customer

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SCHEDULE C

I.	Performance Criteria

* * * *

II.	Sizing Requirements

* * * *

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SCHEDULE D

Customer Competitors

The following companies and any Affiliates thereof:

1.	Yahoo
2.	Google
3.	LookSmart
4.	Marchex
5.	Interchange
6.	Kanoodle
7.	Lycos
8.	goClick
9.	ValueClick
10.	FastClick
11.	InfoSpace
12.	Mirago
13.	IndustryBrains
14.	Business.com

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     SCHEDULE E

FAST Competitors

The following companies any Affiliates thereof

1.	Google
2.	Yahoo!
3.	Microsoft
4.	Verity
5.	Autonomy
6.	Convera
7.	Endeca

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SCHEDULE F

Escrow Agreement

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SCHEDULE F-1

PREFERRED BENEFICIARY
ACCEPTANCE FORM

Depositor, Preferred Beneficiary and DSI Technology Escrow Services, Inc. (“DSI”), hereby acknowledge that   __________________________________   is the Preferred Beneficiary referred to in the Master Preferred Escrow Agreement effective   ___________ , 20 _____ with DSI as escrow agent and ___________________________ as the Depositor. Preferred Beneficiary hereby agrees to be bound by all provisions of such Agreement.

Depositor hereby enrolls Preferred Beneficiary to the following account(s):

Account Name	Deposit Account Number

Notices and communications to Preferred Beneficiary should be addressed to:	Invoices should be addressed to:

Company Name:

Address:

Designated Contact:	Contact:

Telephone:

Facsimile:	P.O.#, if required:

E-mail:

Preferred Beneficiary	Depositor

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

DSI Technology Escrow Services, Inc.

By:

Name:

Title:

Date:

FAST Company Confidential